EXHIBIT 10.49

HealthMont, Inc.

111 Long Valley Road

Brentwood, Tennessee 37027

October 15, 2002

SunLink Health Systems, Inc.

900 Circle 75 Parkway

Suite 1300

Atlanta, Georgia 30339

Attn: Robert M. Thornton

RE:	Agreement and Plan of Merger by and among SunLink Health Systems, Inc., HM Acquisition Corp. and Healthmont, Inc., dated as of October 14, 2002 and Certain Related Matters

Dear Sirs:

We refer to the Agreement and Plan of Merger by and among SunLink Health Systems, Inc., (“Sunlink”) HM Acquisition Corp. and HealthMont, Inc. (“HealthMont”), dated as of October 15, 2002 (the “Merger Agreement”). All capitalized terms used herein which are not separately defined, are used as the same are defined in the Merger Agreement.

In consideration of, among other things, the mutual covenants contained herein and in the Merger Agreement and the Divestco Disposition Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

(1) SunLink or the Surviving Corporation, will, within thirty (30) days of the Closing, secure and purchase an extended discovery period (or tail) policy, with respect to, or replacement policy for, (hereinafter, in either case, referred to as the “Tail Policy”) with respect to HealthMont’s existing directors, officers and employment practices liability insurance policy (the “Existing Policy”) for a term through August 31, 2005 and providing the same amount of coverage as the Existing Policy on terms, taken as a whole, no less advantageous to the existing insureds than those contained in the Existing Policy, and, if purchased under the Existing Policy within the time periods set forth in the Existing Policy (a true and correct copy of which HealthMont warrants has previously been furnished to SunLink); provided, however, that if the premium for such Tail Policy exceeds $180,000, then any sums paid over $180,000 (the “Excess Premium”) will reduce the amount of the Divestco Contingent Capital Contribution (but not to an amount which is less than zero) which would otherwise be made to Divestco pursuant to Section 5.24 of the Merger Agreement and Section 8.2 of the Divestco Disposition Agreement, unless the amount of any Shortfall (expressed as a positive number) plus the amount of any Excess Premium (expressed as a positive number) is less than $150,000.

SunLink Health Systems, Inc.

October 15, 2002

In no event shall SunLink be obligated to expend more than $266,000 to procure such Tail Policy and SunLink’s obligation to expend up to $266,000 shall not be increased by any and all amounts credited with respect to any premiums previously paid or hereafter refunded with respect to the Existing Policy. HealthMont and Sunlink will provide each other with such cooperation and information as either of them reasonably may request of the other to ensure that SunLink will have the right to procure such Tail Policy pursuant to the Existing Policy and to permit SunLink to procure a Tail Policy by using an insurance broker of SunLink’s choice.

(2) For purposes of the calculations set forth in Section 5.24 of the Merger Agreement and thereby the Surviving Corporation’s obligation to make or not make the Divestco Contingent Capital Contribution under Section 8.2 of the Divestco Disposition Agreement, any payment by HealthMont of the $40,000 extension fee and expenses (the “Extension Fee and Expenses”) under Section 6 of that certain letter dated as of October 10, 2002 from Heller Healthcare Finance, Inc. and acknowledged and agreed to by HealthMont, HealthMont of Texas, Inc., SunLink, and the other signatories thereto (the “Consent Letter”) shall not be deemed to reduce the Net Working Capital of HealthMont as of the Closing Date (or, if the Net Working Capital of HealthMont is negative as of the Closing Date, shall not increase the amount of any Net Working Capital deficit) for purposes of Section 5.24 of the Merger Agreement. Furthermore, if, as of the Closing Date, HealthMont shall not have sufficient working capital or borrowing capacity under the Revolving Loan Agreement (as such term is defined in the Consent Letter) to pay such Extension Fee and Expenses at the Closing and HealthMont shall not otherwise be in default under the terms of the Merger Agreement (except to the extent any such default is waived), and the Merger Agreement shall not otherwise have been terminated in accordance with its terms, then SunLink will pay, or cause to be paid (whether as proceeds of one or more Revolving Credit Loans referred to in such Consent Letter or otherwise) such Extension Fee and Expenses.

Please indicate your agreement to the foregoing by signing in the space indicated below and return a copy to us.

HEALTHMONT, INC.
By:	/s/ Timothy S. Hill
Name:	Timothy S. Hill
Title:	Chief Executive Officer and President

HEALTHMONT OF TEXAS, INC.
By:	/s/ Timothy S. Hill
Name:	Timothy S. Hill
Title:	President

SunLink Health Systems, Inc.

October 15, 2002

ACKNOWLEDGED AND AGREED:

SUNLINK HEALTH SYSTEMS, INC.
By:	/s/ Robert M. Thornton, Jr.
Name:	Robert M. Thornton, Jr.
Title:	President and Chief Executive Officer

HM ACQUISITION CORP.

By:	/s/ Joseph T. Morris
Name:	Joseph T. Morris
Title:	President